Exhibit 10.1
AGREEMENT

This Agreement (this “Agreement”) is entered into as of March 15, 2019 (the “Execution Date”), between Arch Capital Group Ltd. (“ACGL” and, together with its affiliates, the “Company”), and Constantine Iordanou (the “Chairman”).

The Chairman and the Company agree as follows:

1.Pursuant to Section 5.01(a) of the Service Agreement, dated as of September 21, 2017 (the “Service Agreement”), between the Chairman and ACGL, the Chairman, at the request of the Company, hereby provides to the Company notice of termination of the Service Period (as defined therein) and the employment relationship between the Chairman and the Company will terminate on September 15, 2019 (the “Termination Date”). Effective on the Termination Date, the Chairman hereby resigns all positions and in all capacities with the Company, including as a member of the Board of Directors of ACGL, and from any other company or other organization with which the Chairman is serving at the request of the Company. The Chairman will take all actions reasonably necessary to effectuate such resignations as applicable.

2.Pursuant to Section 5.03(e) of the Service Agreement, the Chairman will be entitled to continued payment of his Base Compensation (as defined in the Service Agreement, payable at the rate of $500,000 per annum) during the period beginning on the Execution Date and ending six months after the Execution Date (the “Notice Period”). Base Compensation for the period ending with the Termination Date will be paid in monthly installments through the Termination Date in accordance with Section 4.01 of the Service Agreement. Within ten (10) days of the Termination Date, the Chairman will also receive a payment from ACGL in the amount of $466,000. Additionally, for 2018, the Chairman shall receive a bonus of $500,000 which shall be paid in the form of a stock option having a value of $500,000 pursuant to his existing Bonus Deferral Election for 2018 under the Company’s benefit programs.

3.Pursuant to Section 5.04 of the Service Agreement, the Chairman and his spouse shall continue to receive major medical insurance coverage benefits from ACGL’s plan for a period equal to the lesser of (x) eighteen (18) months following the Termination Date (the “Initial 18-Month Period”) or (y) if applicable, until the Chairman is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by such plan. Within ten (10) days of the Termination Date, ACGL will provide the Chairman with a lump sum payment of $27,650 toward the cost of the medical coverage for the Initial 18-Month Period. Such major medical insurance coverage period will be applied to the Chairman’s COBRA allotment under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). In the event the Chairman does not have alternative medical coverage at the end of such eighteen (18) month period, the Chairman and his spouse will be allowed to continue to receive major medical insurance coverage from ACGL’s plan for a period equal to the lesser of (i) eighteen (18) additional months or (ii) if applicable, until the Chairman is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by such plan; and the Chairman will be required to pay the full cost of such continued coverage. The Chairman’s eligibility for the coverage described in this paragraph will continue only so long as the Chairman timely pays the required contribution amount to ACGL. For this purpose, the required contribution amount shall equal the amount charged to COBRA participants enrolled in the same benefit option(s) and level of coverage (currently $1,535.91 per month). Coverage will be provided in accordance with the terms and provisions of the plan as in effect from time to time.

4.For the 2018 and 2019 years, the Chairman will be entitled to payment by ACGL of the reasonable cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to senior executives, and the cost paid by the Company under this provision for one calendar year may not affect such cost paid by the Company in any other calendar year and such cost shall be paid not later than the last day of the calendar year following the calendar year for which the annual tax return is prepared. For 2020 and future years, the Chairman may use ACGL’s advisors to prepare his tax returns at the Chairman’s expense. With respect to each year for which ACGL’s advisor for these purposes (currently KPMG) prepares or has prepared the Chairman’s tax returns pursuant to this Agreement, the Service Agreement, or any prior employment agreement, the advisor shall also provide information concerning those returns and underlying computations and other reasonable assistance of a similar nature to any attorney or other professional engaged by the Chairman to represent him in connection with a tax audit by any governmental authority, with the cost of such reasonable assistance being paid by the Company to the extent relating to taxable periods ending on or before December 31, 2019.

5.The Chairman will be eligible to participate in the Company’s charitable matching gift program during 2020, with a maximum matching gift contribution from the Company of $100,000. In addition, following the Termination Date, any unvested stock options, stock appreciation rights, restricted stock units, or shares of restricted stock (collectively “Equity Awards”) of ACGL granted to the Chairman shall vest in accordance with the terms of the applicable award agreements. The Company and the Chairman agree that Schedule A to this Agreement accurately sets forth, with respect to the Equity Awards made to the Chairman, the award dates, award types, award prices, applicable vesting template and periods, expiration date, and quantities outstanding and exercisable, in each case as of the Execution Date; and that, solely for purposes of the applicable award agreements and the plans under which those award agreements were executed, (i) the termination of the Chairman’s employment will be treated as a termination by the Company not for Cause (as referenced in the award agreements or the plans under which the awards were made) and (ii) that no “Change in Control” (as referenced in the award agreements or the plans under which the awards were made) has occurred in respect of the Company within the three-year period ending with the Execution Date. Notwithstanding anything to the contrary in Section 13.08 of the Service Agreement or the award agreement of any Equity Awards: no amount of cash shall be required to be paid by the Chairman to the Company on account of tax withholding in connection with any exercise of a stock option or stock appreciation right or the delivery of shares in respect of awards of restricted stock and restricted stock units; absent a relevant change in applicable law, no tax withholding shall be imposed by the Company in respect of any such exercise; and no tax withholding shall be imposed by the Company in connection with the delivery of shares in respect of awards of restricted stock and restricted stock units unless otherwise required by applicable law. During the Notice Period and following the Termination Date, the Company will provide the Chairman with reasonable support in making calculations relating to his grantor retained annuity trusts and will provide administrative assistance in the Chairman’s transition to the use of his personal e-mail address and will also release his cell phone number for personal use.

6.Except as set forth in paragraphs 3, 4 and 5 above, the Chairman will cease participation in all employee benefit plans and arrangements of the Company as of the Termination Date. The Chairman’s rights with respect to his accrued benefits as of the Termination Date under the Company’s Employee Retirement Plan are as set forth in the applicable plan documents. Other than as expressly set forth in this Agreement, the Chairman will have no continuing rights under any employee benefit plan or arrangement of the Company following the Termination Date.

7.	Effective as of the Execution Date, Sections 3.01 (position and duties) and
9.01 (non-competition) of the Service Agreement are hereby amended by adding the following at the end thereof:

“Notwithstanding anything to the contrary in Section 3.01 or 9.01, it shall not be considered a violation of Section 3.01 or Section 9.01 for the Chairman to (i) serve on the board of directors (or similar governing body) of another company or (ii) serve as a consultant for no more than 26 weeks per calendar year providing services that do not, in whole or in part, relate to the business or operations of an insurance or reinsurance company. For the avoidance of doubt, the service permitted under clause (i) of the preceding sentence shall include service on one or more boards of directors of other companies, whether or not any such company is an insurance or reinsurance company (it being acknowledged, however, that the Chairman shall not serve on the board of directors of an insurance company competing with the Company while serving as the Chairman or as a non-employee director of the Company); and (ii) the services permitted to be provided under clause (ii) shall include advice regarding mergers and acquisitions and overall strategy of any insurance or other company but not advice as to day-to-day management and operations.”

The foregoing clarification of Sections 3.01 and 9.01 of the Service Agreement shall also apply in respect of the interpretation of any provision concerning activities in competition with any activity of the Company that affects any Equity Award granted by the Company prior to the execution of this Agreement or pursuant to this Agreement.

8.The Chairman and the Company acknowledge, and hereby confirm, that the following provisions of the Service Agreement shall continue in effect in accordance with their terms: Article 6 (non-disclosure); Section 7.01 (intellectual property); Section 8.01 (delivery of materials upon termination); Section 9.02 (non-solicitation); Section 9.03 (enforcement); Section 10.01 (equitable relief); Section 11.03 (general indemnification); Article 12 (Section 4999 of the Code), and Article 13 (miscellaneous; provided, that Section 13.07 shall be applied on the basis that a copy of any notice to the Chairman shall be sent to Roberts & Holland LLP, 1675 Broadway, 17th Floor, New York, NY 10019, Attn: David E. Kahen, Esq., unless and until notification of a different address is provided in accordance with Section 13.07). The provisions of this Agreement will survive and continue to apply in accordance with their terms following the Termination Date. For the avoidance of doubt, the Noncompetition Period referenced in Section 9.01 of the Service Agreement shall end upon the expiration of the Notice Period.

9.The Chairman shall, at the reasonable request of the Company, reasonably assist and cooperate with the Company in the defense and/or investigation of any third party claim or any investigation or proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body, provided, however, that such assistance and cooperation shall (i) be scheduled to minimize interference with the Chairman’s other duties and commitments and (ii) be provided telephonically or otherwise in the vicinity of the Chairman’s residence in Florida except to the extent travel is clearly necessary by reason of the nature of the required assistance. The Company shall reimburse the Chairman for all reasonable out-of-pocket expenses incurred by him in connection with such assistance that are approved in advance by the Company, including, without limitation, travel and lodging expenses.

10.(a) The Chairman agrees not to disparage or encourage or induce others to disparage the Company, any of its respective employees that were employed during the Chairman’s employment with ACGL or its affiliates or any of their respective past and present, officers, directors, products or services (the “Company Parties”). For purposes of this paragraph, the term “disparage” includes, without limitation, comments or statements to the press, to the Company or its employees or to any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer, distributor, shareholder or stock market analyst), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties in more than a de minimis manner. Notwithstanding the foregoing, nothing in this paragraph shall prevent the Chairman from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Chairman.

(b) ACGL agrees to use reasonable efforts to cause the Chief Executive Officer and the Chief Financial Officer of ACGL and the other designated senior executives of the Company whose compensation is subject to approval by the Compensation Committee of the Board of Directors of ACGL, and the Company’s senior human resources officer and its senior public relations officer (while they serve in such capacities) upon the Chairman’s termination of employment, not to disparage or encourage or induce others to disparage the Chairman, provided that any truthful statements may be made to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator or mediator or legislative body (including the committee thereof) with apparent jurisdiction over the Company or the applicable officer. For purposes of this paragraph, the term “disparage” includes, without limitation, comments or statements to the press or to any individual or entity with whom the Chairman has a business relationship, or any public statement, that in each case is intended to, or can be reasonably expected to, damage the Chairman in connection with his then current or future employment or business relationships.

11.ACGL shall reimburse the Chairman within ten (10) business days after the Execution Date for all reasonable expenses incurred by him for legal advice in finalizing this Agreement, subject to a maximum of $15,000.

12.It is intended that this Agreement will be exempt from or comply with Section 409A of the Code (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. ACGL shall not have any obligation to indemnify or otherwise protect the Chairman from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.

13.This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflict of laws thereof.

14.This Agreement, the Equity Awards referenced herein and the provisions of the Service Agreement that expressly survive as set forth herein represent, collectively, the complete agreement between the Chairman and the Company concerning the subject matter in this Agreement, and they supersede all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

15.Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Chairman acknowledges that the Chairman has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement.

17.The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement shall inure to the benefit of and be enforceable by the Chairman’s personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If the Chairman dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Chairman’s devisee, legatee, or other designee or, if there be no such designee, to the Chairman’s estate.

18.No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may be modified only by a written agreement signed by the Chairman and a duly authorized officer of ACGL.

This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

ARCH CAPITAL GROUP LTD.

By:	/s/ Louis J. Paglia
	Name:	Louis J. Paglia
	Title:	Director

CONSTANTINE IORDANOU
/s/ Constantine Iordanou